UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2007

NAVISTAR INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (630) 753-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 20, 2007, the Board of Directors of Navistar International Corporation (the “company”) approved a resolution amending the company’s Amended and Restated Executive Stock Ownership Program (the “program”) to delay the time period in which a participant has for meeting the stock ownership requirements of, and ability to earn premium shares under, the program. Under the program, senior level management of the company are required to, by certain dates, own a specific percentage of their base salary in company stock and may be awarded premium shares if they acquire that stock at an accelerated rate. In light of currently effective trading restrictions under the company’s insider trading policy, executive officers of the company have been prohibited from purchasing shares of company stock and, therefore, unable to meet their ownership requirements of, nor earn premium shares under, the program. The intent of the amendment is to extend the time period of a participant for meeting the ownership requirements of, and ability to earn premium shares under, the program for the same amount of time that the blackout trading restrictions are in place. A copy of the resolution approving that action is attached as Exhibit 10.68 to this Report and incorporated by reference herein.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

The following Exhibits are deemed to be filed under the Securities Exchange Act of 1934, as amended.

(d)	Exhibits

	Exhibit No.	Description	Page

	10.68	Board of Directors resolution regarding amendment to the company’s Amended and Restated Executive Stock Ownership Program.	E-1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
Registrant

Date: February 26, 2007	/s/ William A. Caton
William A. Caton Executive Vice President and Chief Financial Officer